Exhibit 99.1

Infinity Natural Resources Announces Addition of Chief Accounting Officer and Vice President of Technology
July 16, 2025
Morgantown, West Virginia--(BUSINESS WIRE)--Infinity Natural Resources, Inc. ("Infinity" or the "Company") (NYSE: INR) announced today the addition of Brian Pietrandrea as Chief Accounting Officer and Carmine Fantini as Vice President of Technology, strengthening the Company's leadership team as it continues to execute its growth strategy. Mr. Pietrandrea starts today, and Mr. Fantini is expected to start on July 28, 2025.
Mr. Pietrandrea and Mr. Fantini were most recently with Equitrans Midstream Corporation, bringing extensive experience in their respective fields and in the oil and gas industry. Pietrandrea, a seasoned accounting executive with over 20 years of experience, brings significant expertise in SEC reporting, financial operations, and regulatory compliance. Fantini brings more than 30 years of energy industry experience, with a proven track record in technology transformation, cybersecurity, enterprise risk management and strategic planning.
"Brian's deep expertise in accounting operations and public company reporting, combined with his experience in managing complex acquisitions and financial integrations, makes him the ideal candidate to lead our accounting function," said David Sproule, Executive Vice President and Chief Financial Officer. "His background in the energy sector and proven leadership capabilities will be invaluable as we continue to grow our business."
"We are thrilled to welcome Carmine to lead our technology initiatives," said Zack Arnold, President and Chief Executive Officer. "His extensive experience in implementing enterprise-wide solutions and modernizing technical infrastructure will be crucial as we continue to enhance our operational capabilities and drive digital transformation across our organization."
About Infinity
Infinity (NYSE: INR) is a growth oriented, free cash flow generating, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the volatile oil window of the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.
Contacts
Infinity Natural Resources, Inc.
Gregory Pipkin Jr.
Senior Vice President of Corporate Development and Strategy
ir@infinitynr.com

Source: Infinity Natural Resources, Inc.